Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-30882, 333-70608 and 333-119123 on Forms S-8 of our report dated July 1, 2009, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Perfumania Holdings, Inc. and subsidiaries for the year ended January 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Jericho, New York July 2, 2009